Exhibit 2.2

FIRST AMENDMENT TO

CORPORATE COMBINATION AGREEMENT

THIS FIRST AMENDMENT TO CORPORATE COMBINATION AGREEMENT DATED JULY 16, 2002 (this “Amendment”) is entered into as of this 22 day of August, 2002 by and between Miracom Industries, Inc., a Nevada corporation (“Miracom”), and Axesstel, Inc., a California corporation (“Axesstel”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

A. Miracom and Axesstel are parties to that certain Corporate Combination Agreement, dated July 16, 2002 (the “Agreement”), pursuant to which Miracom proposed to acquire from the shareholders of Axesstel 100% of the issued and outstanding shares of Axesstel capital stock on the terms described in the Agreement.

B. Miracom and Axesstel now desire to amend the Agreement to reflect the increase in the number of outstanding shares of Miracom at the closing of the transactions contemplated in the Agreement and the corresponding change in the exchange ratio upon which the number of shares that each Axesstel shareholder will receive in such transactions is based.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the parties hereto agree as follows:

1. The first sentence of Section 1.1 (“Tender Offer/Exchange of Shares”) shall be amended to read in its entirety as follows:

“Within five (5) business days after the execution of this Agreement, or as promptly thereafter as practicable, Miracom will commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), a tender offer (the “Offer”) for all of the outstanding shares of Axesstel (the “Axesstel Shares”) in exchange for 5,553,824 shares of Miracom common stock (the “Miracom Shares”), at the rate of 0.302591758 Miracom Shares for each of the Axesstel Shares.”

2. Except as expressly provided herein, all of the terms and provisions of the Agreement shall remain in full force and effect.

3. The provisions of this Amendment shall be performed and interpreted in accordance with the laws of the State of California without reference to conflicts of laws principles.

4. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Corporate Combination Agreement as of the date first above written.

MIRACOM INDUSTRIES, INC.		AXESSTEL, INC.

BY:	/s/ Jimmy Sung	BY:	/s/ Satoru Yukie
	Jimmy Sung,		Satoru Yukie
	President & CEO 8/22/02		President & CEO 8/22/02